Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745 (NASDAQ: JBHT)	Contact: David G. Mee Executive Vice President, Finance/Administration and Chief Financial Officer (479) 820-8363

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS RECORD REVENUES AND RECORD EARNINGS FOR THE SECOND QUARTER 2011

■	Second Quarter 2011 Revenue:	$1.15 billion; up 22%
■	Second Quarter 2011 Operating Income:	$113 million; up 24%
■	Second Quarter 2011 EPS:	53 cents vs. 40 cents

LOWELL, ARKANSAS, July 14, 2011 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced record second quarter 2011 net earnings of $65.7 million, or diluted earnings per share of 53 cents vs. second quarter 2010 net earnings of $52.1 million, or 40 cents per diluted share.

Total operating revenue for the current quarter was $1.15 billion, compared with $943 million for the second quarter 2010.  All four segments contributed to this increase in operating revenue.  Load growth of 18% in Intermodal (JBI) helped drive a 29% increase in segment revenue.  Our Integrated Capacity Solutions (ICS) and Dedicated Contract Services (DCS) segments increased operating revenue by 27% and 16%, respectively, while Truck (JBT) segment revenue rose 4%.  Current quarter total operating revenue, excluding fuel surcharges, increased 14% vs. the comparable quarter 2010.

Operating income for the current quarter totaled $113 million vs. $91 million for the second quarter 2010.  Three of our segments contributed to this increase in operating income with JBI accounting for nearly $17 million of the increase, while DCS and ICS combined to add approximately $5 million.

Net earnings rose 26% to $65.7 million in the current quarter from $52.1 million in 2010, due to the growth of revenue and operating income. The effective income tax rate for the quarter was 38.5% in both 2011 and 2010.

“The second quarter of 2011 yielded record revenues and record earnings.  We attribute the accomplishments to the intelligence and hard work of our people who make it happen every day, every stop, and every mile.  Intermodal and DCS, which make up over 80% of the Company’s total revenue, continued to demonstrate the differentiation qualities we have been working to highlight for some time.  Both of these businesses have established a leadership position in their respective fields of service.  During lingering economic pressures and unsteadiness in the general freight markets, JBI and DCS once again revealed a higher degree of resiliency than that of traditional, full truckload transportation models.  Additionally, we realized year-over-year improvement in ICS despite continued pressure on margins created from the lackluster macroeconomic environment,” said John N. Roberts, JBHT President and CEO.

Segment Information:

Intermodal (JBI)

■     Second Quarter 2011 Segment Revenue:            $676 million;  up 29%
■     Second Quarter 2011 Operating Income:            $76.5 million; up 29%

Current quarter revenue increased 29% over the same period 2010, primarily driven by eastern network load growth of 32% and 12% growth in transcontinental loads, resulting in an overall 18% load growth. Higher fuel surcharges and truck capacity shortages, particularly in the southeast, also contributed to revenue growth.  Current quarter pricing, excluding fuel surcharges, posted a 4.4% increase over the prior year.  While the bid season is substantially over for 2011, customers continued to inquire about converting freight from over-the-road tractors to intermodal as a method of managing their freight budgets.

Flooding in the upper Mid-west impacted rail service and caused a slight decline in our container utilization.  However, our dray operations experienced improvements in efficiency in the current period, mitigating some of the negative service impact to our customers.

Nearly 2,000 net containers were introduced into our network during the current quarter, which brought our total box capacity to over 50,000 units. Our dray power units increased by 160 during the current quarter, bringing our total dray fleet count to approximately 2,900.

Dedicated Contract Services (DCS)
■     Second Quarter 2011 Segment Revenue:            $264 million; up 16%
■     Second Quarter 2011 Operating Income:            $27.4 million;  up 23%

DCS revenue increased 16% during the current quarter vs. 2010, while revenue, excluding fuel surcharges, increased 9%.  The increase in revenue related to an increase in truck count and an approximate 2% increase in productivity (revenue per truck per week) vs. the same quarter 2010.  The increase in truck count related to both new contracts awarded and a significant increase in demand at existing accounts.

Operating income increased 23% vs. the same quarter 2010.  This increase in operating income primarily related to improved cost controls and the increases in truck count and productivity mentioned above.

Truck (JBT)
■     Second Quarter 2011 Segment Revenue:            $130 million;  up 4%
■     Second Quarter 2011 Operating Income:            $6.9 million;  down 3%

Revenue for the current quarter increased 4% vs. the same period 2010.  Excluding fuel surcharges, revenue for the current quarter decreased by 2%, with a 9% reduction in tractors year-over-year.   Rates per mile, excluding fuel surcharges, gained 6.7% overall, while the length of haul declined 1.7%.  Rates from consistent shippers improved year-over-year by 4.7%.

Operating income for the current quarter declined to $6.9 million from $7.2 million in 2010.  Current quarter operating income was favorably impacted by higher freight rates, favorable changes in freight mix and improved utilization.  However, higher fuel costs, net of fuel surcharges, increases in driver compensation, partly related to a shortage in the supply of drivers, and higher insurance and claims costs reduced current quarter operating income.

Integrated Capacity Solutions (ICS)
■     Second Quarter 2011 Segment Revenue:            $89 million;  up 27%
■     Second Quarter 2011 Operating Income:            $2.6 million;  up 20%

ICS revenue increased 27% in the current quarter vs. the second quarter 2010, due to an 11% increase in load volume, higher pricing in our contractual and transactional business and an increase in the cost of fuel. Our gross profit (gross revenue less purchased transportation expense) increased 12% to $11 million from second quarter 2010. Our gross profit margin decreased to 12.3% in the current quarter vs. 13.9% last year due to higher fuel prices and increased transportation costs.

Our carrier base increased 13.7% during the current quarter and our employee count at period end increased 15.5% vs. second quarter 2010.

Cash Flow and Capitalization:
At June 30, 2011, we had a total of $664 million outstanding on various debt instruments compared to $617 million at June 30, 2010, and $654 million at December 31, 2010.

Our net capital expenditures for the six months ended June 30, 2011 approximated $211 million compared to $104 million for the same period 2010.  At June 30, 2011, we had cash and cash equivalents of $11.1 million.

During the six months ended June 30, 2011, we used $85 million to purchase approximately 2.0 million shares of our common stock.  At June 30, 2011, we had approximately $164 million remaining under a previously announced $500 million share repurchase authorization.  Actual shares outstanding at June 30, 2011 approximated 120 million.

This press release may contain forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2010. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30
	2011		2010
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$924,689		$812,033
Fuel surcharge revenues	225,166		130,743
Total operating revenues	1,149,855	100.0%	942,776	100.0%

Operating expenses
Rents and purchased transportation	536,688	46.7%	419,461	44.5%
Salaries, wages and employee benefits	255,462	22.2%	228,204	24.2%
Fuel and fuel taxes	120,276	10.5%	84,542	9.0%
Depreciation and amortization	52,551	4.6%	49,148	5.2%
Operating supplies and expenses	40,977	3.6%	38,565	4.1%
Insurance and claims	11,642	1.0%	11,649	1.2%
General and administrative expenses, net of asset dispositions	7,515	0.5%	8,824	0.9%
Operating taxes and licenses	6,883	0.6%	6,707	0.7%
Communication and utilities	4,418	0.4%	4,329	0.5%
Total operating expenses	1,036,412	90.1%	851,429	90.3%
Operating income	113,443	9.9%	91,347	9.7%
Net interest expense	6,706	0.6%	6,611	0.7%
Earnings before income taxes	106,737	9.3%	84,736	9.0%
Income taxes	41,041	3.6%	32,623	3.5%
Net earnings	$65,696	5.7%	$52,113	5.5%
Average diluted shares outstanding	123,285		128,920
Diluted earnings per share	$0.53		$0.40

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Six Months Ended June 30
	2011		2010
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,756,289		$1,548,859
Fuel surcharge revenues	394,346		238,590
Total operating revenues	2,150,635	100.0%	1,787,449	100.0%

Operating expenses
Rents and purchased transportation	990,392	46.1%	794,230	44.4%
Salaries, wages and employee benefits	487,489	22.7%	436,499	24.4%
Fuel and fuel taxes	229,251	10.7%	164,919	9.2%
Depreciation and amortization	103,908	4.8%	97,160	5.4%
Operating supplies and expenses	77,625	3.6%	74,608	4.2%
Insurance and claims	21,489	1.0%	23,200	1.3%
General and administrative expenses, net of asset dispositions	14,396	0.6%	15,481	1.0%
Operating taxes and licenses	13,531	0.6%	13,241	0.7%
Communication and utilities	9,288	0.4%	9,324	0.5%
Total operating expenses	1,947,369	90.5%	1,628,662	91.1%
Operating income	203,266	9.5%	158,787	8.9%
Net interest expense	15,141	0.8%	13,105	0.7%
Earnings before income taxes	188,125	8.7%	145,682	8.2%
Income taxes	72,334	3.3%	56,088	3.2%
Net earnings	$115,791	5.4%	$89,594	5.0%
Average diluted shares outstanding	123,623		129,654
Diluted earnings per share	$0.94		$0.69

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended June 30
	2011		2010
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$675,974	59%	$525,508	57%
Dedicated	264,166	23%	228,602	24%
Truck	129,974	11%	124,564	13%
Integrated Capacity Solutions	89,028	8%	69,897	7%
Subtotal	1,159,142	101%	948,571	101%
Intersegment eliminations	(9,287)	(1%)	(5,795)	(1%)
Consolidated revenue	$1,149,855	100%	$942,776	100%

Operating income

Intermodal	$76,531	67%	$59,532	65%
Dedicated	27,389	24%	22,320	24%
Truck	6,944	6%	7,171	8%
Integrated Capacity Solutions	2,614	2%	2,179	2%
Other (1)	(35)	(0%)	145	0%
Operating income	$113,443	100%	$91,347	100%

	Six Months Ended June 30
	2011		2010
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$1,252,877	58%	$994,152	57%
Dedicated	502,622	23%	436,510	24%
Truck	249,072	12%	237,378	13%
Integrated Capacity Solutions	163,773	8%	131,062	7%
Subtotal	2,168,344	101%	1,799,102	101%
Intersegment eliminations	(17,709)	(1%)	(11,653)	(1%)
Consolidated revenue	$2,150,635	100%	$1,787,449	100%

Operating income

Intermodal	$139,169	68%	$107,000	67%
Dedicated	46,005	23%	40,676	26%
Truck	12,779	6%	7,771	5%
Integrated Capacity Solutions	5,193	3%	3,322	2%
Other (1)	120	0%	18	0%
Operating income	$203,266	100%	$158,787	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended June 30
	2011	2010

Intermodal

Loads	315,067	266,540
Average length of haul	1,714	1,761
Revenue per load	$2,145	$1,972
Average tractors during the period *	2,830	2,476

Tractors (end of period)
Company-owned	2,759	2,483
Independent contractor	137	40
Total tractors	2,896	2,523

Net change in trailing equipment during the period	1,923	1,717
Trailing equipment (end of period)	50,189	41,367
Average effective trailing equipment usage	49,148	40,424

Dedicated

Loads	368,488	351,443
Average length of haul	203	196
Revenue per truck per week**	$4,306	$4,010
Average trucks during the period***	4,761	4,436

Trucks (end of period)
Company-owned	4,504	4,109
Independent contractor	16	24
Customer-owned (Dedicated operated)	316	350
Total trucks	4,836	4,483

Trailing equipment (end of period)	11,375	10,428
Average effective trailing equipment usage	12,797	12,374

Truck

Loads	113,170	121,286
Average length of haul	507	516
Loaded miles (000)	56,644	61,849
Total miles (000)	65,098	70,652
Average nonpaid empty miles per load	73.0	63.3
Revenue per tractor per week**	$4,022	$3,483
Average tractors during the period *	2,513	2,790

Tractors (end of period)
Company-owned	1,621	1,751
Independent contractor	887	1,018
Total tractors	2,508	2,769

Trailers (end of period)	9,173	11,577
Average effective trailing equipment usage	8,089	9,663

Integrated Capacity Solutions

Loads	64,199	57,817
Revenue per load	$1,387	$1,209
Gross profit margin	12.3%	13.9%
Employee count (end of period)	379	328
Approximate number of third-party carriers (end of period)	26,910	23,670

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Six Months Ended June 30
	2011	2010

Intermodal

Loads	594,413	509,660
Average length of haul	1,728	1,775
Revenue per load	$2,108	$1,951
Average tractors during the period *	2,766	2,424

Tractors (end of period)
Company-owned	2,759	2,483
Independent contractor	137	40
Total tractors	2,896	2,523

Net change in trailing equipment during the period	4,523	1,197
Trailing equipment (end of period)	50,189	41,367
Average effective trailing equipment usage	47,497	39,802

Dedicated

Loads	714,141	674,880
Average length of haul	202	197
Revenue per truck per week**	$4,157	$3,885
Average trucks during the period***	4,707	4,400

Trucks (end of period)
Company-owned	4,504	4,109
Independent contractor	16	24
Customer-owned (Dedicated operated)	316	350
Total trucks	4,836	4,483

Trailing equipment (end of period)	11,375	10,428
Average effective trailing equipment usage	12,762	12,197

Truck

Loads	219,433	240,248
Average length of haul	520	515
Loaded miles (000)	112,851	122,190
Total miles (000)	129,084	139,371
Average nonpaid empty miles per load	71.6	65.7
Revenue per tractor per week**	$3,846	$3,299
Average tractors during the period*	2,531	2,824

Tractors (end of period)
Company-owned	1,621	1,751
Independent contractor	887	1,018
Total tractors	2,508	2,769

Trailers (end of period)	9,173	11,577
Average effective trailing equipment usage	8,128	9,800

Integrated Capacity Solutions

Loads	124,309	112,172
Revenue per load	$1,317	$1,168
Gross profit margin	13.4%	14.3%
Employee count (end of period)	379	328
Approximate number of third-party carriers (end of period)	26,910	23,670

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

ASSETS	June 30, 2011	December 31, 2010
Current assets:
Cash and cash equivalents	$11,149	$7,651
Accounts Receivable	440,755	351,187
Prepaid expenses and other	56,247	103,807
Total current assets	508,151	462,645
Property and equipment	2,479,869	2,338,336
Less accumulated depreciation	886,619	858,852
Net property and equipment	1,593,250	1,479,484
Other assets	19,460	19,531
	$2,120,861	$1,961,660

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$15,000	$200,000
Trade accounts payable	270,961	192,103
Claims accruals	36,847	32,641
Accrued payroll	66,100	57,149
Other accrued expenses	34,864	19,191
Deferred income taxes	22,362	8,865
Total current liabilities	446,134	509,949

Long-term debt	649,292	454,207
Other long-term liabilities	42,542	39,480
Deferred income taxes	384,554	385,003
Stockholders' equity	598,339	573,021
	$2,120,861	$1,961,660

Supplemental Data
(unaudited)

	June 30, 2011	December 31, 2010

Actual shares outstanding at end of period (000)	120,203	121,490

Book value per actual share outstanding at end of period	$4.98	$4.72

	Six Months Ended June 30
	2011	2010

Net cash provided by operating activities (000)	$307,673	$208,830

Net capital expenditures (000)	$210,963	$103,945